Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-113444) of Continental Airlines, Inc. of our report dated March 22, 2010, with respect to the statements of financial condition as of December 31, 2009 and 2008 of the Continental Airlines, Inc. 2004 Employee Stock Purchase Plan and the related statements of income and changes in plan equity for the years ended December 31, 2009, 2008, and 2007, which report appears in the December 31, 2009 annual report on Form 11-K of the Continental Airlines, Inc. 2004 Employee Stock Purchase Plan.

/s/ MFR, P.C.

Houston, Texas
March 22, 2010